Exhibit 10.10

Execution Version

VIA EMAIL AT TONY.TAN@ADVEN-INDUSTRIES.COM

WITH A COPY TO LEGAL COUNSEL FOR THE SELLER

AT BENNETT.WONG@DENTONS.COM

JIUHUA INVESTMENT HOLDINGS COMPANY LIMITED

63 Cougar Plateau Circle, SW

Calgary, Alberta, Canada

November 26, 2021

Dear Mr. Qingtao Tan:

RE: PURCHASE OF 3,699,000 COMMON SHARES IN THE AUTHORIZED CAPITAL OF ADVEN INDUSTRIES INC.

This binding letter agreement (the Letter Agreement) sets forth the transaction terms pursuant to which AdvEn Industries Inc. (AdvEn) or an assignee of AdvEn, as determined in its sole discretion (collectively, the Buyer) will purchase the 3,699,000 common shares in the authorized capital of AdvEn (the Sold Shares) held by JiuHua Investment Holdings Company Limited (the Seller).

The Buyer and the Seller (collectively, the Parties) agree that this Letter Agreement is a binding agreement which supersedes any and all other oral or written statements or agreements relating to the subject matter hereof. The Parties hereby confirm that, to the extent that any further agreements or instruments are required to be entered into to give full effect to the nature and substance of this Letter Agreement, the Parties will proceed expeditiously and in good faith to enter into such other further agreements or instruments provided that, notwithstanding the contemplation of the foregoing, this Letter Agreement will remain a legally binding agreement of each of the Parties in accordance with the terms hereof.

Part A: Description of the Transaction

1.	Transaction Structure:	(a)	On or before November 30, 2021 or such other date that the Parties may mutually agree to (the Closing Date), the Buyer will purchase all of the Sold Shares from the Seller, free and clear of any and all liens, encumbrances and adverse claims thereon of any nature whatsoever. The consideration payable for the Sold Shares will be a payment of CAD$1,500,000 to be made by the Buyer to the trust account of the Seller’s legal counsel on the Closing Date (the Cash Payment) and the delivery by the Buyer to the Seller of a promissory note in the principal amount of CAD$500,000 (the Promissory Note) in substantially the form attached hereto as Schedule “A”. The effective date of the purchase of the Sold Shares will be as at the date of original issuance to the Seller of the same.

		(b)	The Seller represents and warrants to the Buyer in this Letter Agreement that the Sold Shares represent all of the securities held by the Seller in the authorized capital of AdvEn, inclusive of securities convertible into common shares of AdvEn, and that the Seller does not hold any interest in the securities of any other related persons of AdvEn including, but not limited to, AdvEn Bitumen Innovation Inc. and Tangold Inc. (collectively, the Related Persons).

		(c)	The closing of the Share Exchange Transaction (as defined below) is a condition precedent to the obligations and agreements of AdvEn and/or the Buyer under this Letter Agreement.

2.	Promissory Note Terms:	The Promissory Note will contain the following terms:

		(a)	repayable by the Buyer over a period of seventeen (17) weeks following the Closing Date (the Maturity Date) and in two (2) equal installments of CAD$250,000 each provided that the Buyer will be entitled to prepay any amounts owing under the Promissory Note at any time in its sole discretion without notice, bonus or penalty. For greater certainty, the last instalment payment to be made by the Buyer to the Seller will include the amount of any and all outstanding accrued but unpaid interest on the Promissory Note;

		(b)	the Promissory Note will bear interest in the manner more particularly set forth therein. The Buyer will pay the Seller the amount of such accrued interest on a monthly basis; and

		(c)	the obligations of the Buyer set forth in the Promissory Note will be secured in the manner more particularly described in Section 3 of this Letter Agreement.

3.	Security:	The obligation of the Buyer to repay the principal of the Promissory Note together with any and all accrued interest thereon will be secured as follows:

(a)	on and after the Closing Date, the Sold Shares (that have then been registered in the name of the Buyer) will be pledged by the Buyer to the Seller until all obligations set forth in the Promissory Note have been satisfied in full. In the event that such obligations are not satisfied by the Maturity Date, AdvEn and the Buyer (if not AdvEn) will take any and all steps necessary to cause a certain number of the Sold Shares to be transferred back into the name of the Seller effective on the Maturity Date determined in accordance with the following formula:

A = B – (C/D)

Whereby:

A = Number of Sold Shares to be transferred back from Buyer to Seller

B = 3,699,000 (being the total number of Sold Shares)

C = Total amount of principal of the Promissory Note repaid by the Buyer to the Seller as at the Maturity Date plus the amount of the Cash Payment

D = 0.54069 (being the deemed value of each Sold Share for the purposes of this Letter Agreement)

2

(b)	For greater certainty, the Cash Payment will be deemed to have been forfeited by the Buyer and will not be reimbursable by the Seller to the Buyer in the event of default as contemplated in the foregoing; and

(c)	on the Closing Date, AdvEn will execute and deliver to the Seller a general security agreement (the GSA) pursuant to which all of the personal property and after acquired assets of AdvEn, including, but not limited to, the intellectual property of AdvEn, will be put forward as security in favour of the Seller for the due performance by the Buyer of the obligations set forth in the Promissory Note or, alternatively, the performance by AdvEn in connection with the provisions of Section 3(a) of this Letter Agreement. Notwithstanding the foregoing, the Seller agrees that any and all security obtained from AdvEn in connection with the GSA will be and is hereby subordinated and postponed in favour of the current secured creditors of AdvEn (namely KNP Group Inc. and 1367054 Alberta Ltd.), Spartan Capital Securities, LLC (Spartan) and in connection with the currently contemplated brokered and/or non-brokered private placements of convertible debt securities, or a similar financing structure, for aggregate net proceeds of not less than CDN$5,000,000 (after payment of agent commissions, agent expenses, and the legal and accounting expenses of Nano Innovations Inc. (Nano) incurred in connection therewith) (the Qualified Financing), any other third party investors investing with or through Spartan in connection with the Qualified Financing (collectively, the Senior Creditors). The Seller hereby agrees that it will not be entitled to commence any action or proceeding against AdvEn for the realization of any indebtedness or other recovery proceedings in connection with the GSA without the prior written consent of the Senior Creditors. Accordingly, the Seller agrees to execute any and all subordination, standstill and postponement documentation or instruments required by the Senior Creditors or any one of them in such form as such Senior Creditors may require. For greater certainty, the Seller will take such steps so as to ensure that the completion of the Qualified Financing will not be prohibited, limited and/or restricted by way of the issuance of the GSA to the Seller. Any breach of the foregoing provisions by the Seller will be deemed a fundamental breach of the terms of this Letter Agreement and, in addition to any other rights available to the Buyer at law or in equity, will entitle the Buyer to treat the Promissory Note as void and of no further effect as against the Buyer and such treatment is agreed not to be a penalty but is intended to serve as compensation for the damages suffered by the Buyer and AdvEn as a result of such fundamental breach by the Seller.

4.	Resignation:	As a condition to the closing of the transaction contemplated in this Letter Agreement (the Transaction), the Seller will cause Qingtao Tan to resign from any and all directorships or offices that Qingtao Tan may hold with any of AdvEn and/or the Related Persons with such resignation to be effective on or before the Closing Date.

3

5.	Release of the Seller:	(a)	On and after the Closing Date, the Seller does hereby release, remise and forever discharge AdvEn, Nano, the Related Persons respective directors, officers, employees, agents, contractors, successors and assigns, as the case may be, (collectively, the AdvEn Releasees) from any and all action, causes of action, claims, suits, debts, proceedings, duties, covenants (whether implied or express), contracts, agreements, demands, damages, sums of money, grievances, executions, rights, obligations and liabilities of every kind and nature whatsoever, whether in law or in equity, which the Seller or any director, officer, employee, agent, contractor, successor and assignee of the Seller, including, but not limited to, Qingtao Tan (collectively, the Seller Releasors) ever had, now has, or in the future may have, arising from the Seller having been a shareholder of AdvEn or from any of the Seller Releasors having acted as a director or officer of AdvEn or any of the Related Persons, as the case may be, and the Seller hereby agrees on behalf of itself and the Seller Releasors to indemnify, defend, save and hold harmless the AdvEn Releasees and to reimburse the AdvEn Releasees from and against any and all such claims arising in connection therewith. For greater certainty, the obligations and agreements of AdvEn and/or the Buyer, as the case may be, set forth in this Letter Agreement, the GSA and/or the Promissory Note are not released in accordance with the foregoing.

(b)	The Seller will not, and will procure that the Seller Releasors do not, make any claim or take any proceeding with respect to any matter released and discharged in this Letter Agreement that may result in any claim arising against the AdvEn Releasees or any one of them of the nature described in the foregoing.

(c)	For greater certainty, the Seller agrees that on and after the closing of the Transaction and other than the contingent interest of the Seller in respect of certain of the Sold Shares arising in connection with the provisions of Section 3(a) of this Letter Agreement, neither the Seller nor the Seller Releasors will retain any interest in any of the securities of AdvEn and/or the Related Persons and will also not have any right to claim otherwise including, but not limited to, in connection with the spin-out transaction being contemplated by AdvEn with the Related Persons and in connection with the share exchange transaction being contemplated among Nano, AdvEn and the shareholders of AdvEn (other than the Seller) which transactions are more particularly outlined in a draft share exchange agreement circulated by AdvEn to the Seller prior to the date of this Letter Agreement (the Share Exchange Transaction).

4

6.	Release of the Buyer:	(a)	On and after the Closing Date, AdvEn, Nano and the Related Persons (collectively, the Releasor Group) do hereby release, remise and forever discharge the Seller and its directors, officers, employees, agents, contractors, successors and assigns, as the case may be, (collectively, the JiuHua Releasees) from any and all action, causes of action, claims, suits, debts, proceedings, duties, covenants (whether implied or express), contracts, agreements, demands, damages, sums of money, grievances, executions, rights, obligations and liabilities of every kind and nature whatsoever, whether in law or in equity, which the Releasor Group or any director, officer, employee, agent, contractor, successor and assignee of the Releasor Group, as the case may be (collectively, the Buyer Releasors) ever had, now has, or in the future may have, arising from the Seller having been a shareholder of AdvEn or from any of the Seller Releasors having acted as a director or officer of AdvEn or any of the Related Persons and AdvEn hereby agrees on behalf of itself and the Buyer Releasors to indemnify, defend, save and hold harmless the JiuHua Releasees and to reimburse the JiuHua Releasees from and against any and all such claims arising in connection therewith. For greater certainty, the obligations and agreements of the Seller arising in connection with or related to this Letter Agreement are not released in accordance with the foregoing.

(a)	AdvEn will not, and will procure that the Buyer Releasors do not, make any claim or take any proceeding with respect to any matter released and discharged in this Letter Agreement that may result in any claim arising against the JiuHua Releasees or any one of them of the nature described in the foregoing.

7.	Good Faith Negotiations:	By agreeing to this Letter Agreement, the Parties each covenant and agree to act reasonably, diligently, and in good faith to proceed expeditiously towards the closing of the Transaction as soon as possible and in any event in advance of the Closing Date.

8.	Termination:	This Letter Agreement may only be terminated by the mutual written consent of the Parties. If this Letter Agreement is terminated by the mutual written consent of the Parties, the Letter Agreement will become void and of no further force and effect as against the Parties. The termination of this Letter Agreement will not relieve any Party from liability for damages actually incurred as a result of a breach of the terms of this Letter Agreement.

9.	Costs:	Each Party will be responsible for paying the costs incurred by that Party in the course of preparing and negotiating this Letter Agreement and in completing the transaction contemplated hereby.

10.	Confidentiality:	The Parties each acknowledge and agree that, without the prior written consent of the other Party, they shall not provide this Letter Agreement to, nor discuss its terms, with any person or party other than its legal counsel, accountants, lenders, and financial advisors, provided that such persons are bound by obligations or duties of confidence.

11.	Governing Law and Forum:	Province of Alberta and the laws of Canada applicable therein.

12.	Further Assurances:	The Parties agree to promptly execute and deliver to the other Party, such additional documents, instruments and/or assurances as the other Party may reasonably request to give full effect to the terms of this Letter Agreement.

5

13.	Independent Legal Advice:	The Parties each represent and warrant that they have each reviewed and fully understand the terms of this Letter Agreement and that they have each had sufficient opportunity to seek independent legal counsel in connection with entering into this Letter Agreement and that they have each either obtained independent legal counsel or have refused to obtain independent legal counsel on their own volition.

14.	Counterparts:	This Letter Agreement may be executed and delivered in one or more counterparts, including counterparts executed by electronic signature and delivered by DocuSign or PDF email attachment, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

6

This Letter Agreement coneys the Buyer’s desire to move swiftly towards a timely conclusion of the Transaction. The Buyer requests that the Seller review this Letter Agreement and return a signed copy of this Letter Agreement not later than November 29, 2021 by 11:59 p.m. (Calgary time), failing which this Letter Agreement will be null and void unless extended by mutual agreement of the Parties.

ADVEN INDUSTRIES INC.

Per:	/s/ Yanguang Yuan
Name:	Yanguang Yuan
Title:	Chief Executive Officer

THE UNDERSIGNED HEREBY ACKNOWLEDGES, accepts and agrees to the terms and conditions set out above and confirms its full and binding authority to enter into this Letter Agreement this ___ day of November, 2021 and to be contractually bound by the provisions hereof.

JIUHUA INVESTMENT HOLDINGS COMPANY LIMITED

Per:	/s/ Jingjing Jiang
Name:	Jingjing Jiang
Title:	Director

7

Schedule “A”

Form of Promissory Note

PROMISSORY NOTE

Principal Amount: CAD$500,000.00

Effective Date: November __, 2021

For value received, [●] (the Borrower), acknowledges itself indebted to and does hereby unconditionally promise to pay to, or to the order of JiuHua Investment Holdings Company Limited (the Creditor), the principal amount of CAD$500,000.00 (the Principal Amount) plus Interest (as defined below), on and subject to the terms hereof.

1.	Interest. The Principal Amount shall bear interest in the manner more particularly described in Schedule “A” to this Promissory Note (the Interest). The Interest will be paid by the Borrower to the Creditor on a monthly basis until the Principal Amount is repaid in full.

2.	Application of Payments. All payments by the Borrower to the Creditor shall be applied first to Interest that has accrued on unpaid Interest, second to accrued and unpaid Interest and third to the unpaid balance of the Principal Amount.

3.	Repayment. The Principal Amount together with any accrued and unpaid Interest will be repaid by the Borrower to the Creditor in full on or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note (the Maturity Date). The Borrower will use its best efforts to cause the repayment of such indebtedness to be completed in accordance with the schedule set forth in Schedule “A” to this Promissory Note.

4.	Pre-Payment. The Borrower will have the right to pay any or all amounts owing hereunder at any time prior to demand being made for repayment without notice, bonus or penalty.

5.	Default and Penalties. The occurrence of any of the following will constitute an Event of Default hereunder: (a) default in the payment of the Principal Amount and the accrued and unpaid Interest in full by the Maturity Date; (b) if: (i) any proceedings are commenced by the Borrower under applicable bankruptcy or insolvency legislation (including a proposal or notice of intention to commence proceedings; (ii) the Borrower commits an act of bankruptcy; (iii) the Borrower becomes insolvent or bankrupt or makes an authorized assignment pursuant to applicable bankruptcy or insolvency legislation; or (iv) a bankruptcy petition is filed by or presented against the Borrower and remains undischarged or unstayed for a period of 30 days.

6.	Consequences upon Event of Default. Upon the occurrence of an Event of Default, the Principal Amount then outstanding plus all accrued and unpaid Interest shall be immediately due and payable and will be satisfied by the Borrower’s deemed issuance to AdvEn Industries Inc. (AdvEn) of an irrevocable notice to cause a certain number of the 3,699,000 common shares held by the Borrower in the authorized capital of AdvEn (the AdvEn Shares) to be transferred back into the name of the Creditor effective as of the Maturity Date determined in accordance with the following formula:

A = B – (C/D)

Whereby:

A = Number of AdvEn Shares to be transferred back from the Borrower to the Creditor

B = 3,699,000 (being the total number of AdvEn Shares sold by the Creditor to the Borrower)

8

C = Total amount of principal of the Promissory Note repaid by the Borrower to the Creditor as at the Maturity Date plus CAD$1,500,000.00

D = CAD$0.54069 (being the deemed value of each AdvEn Share for the purposes of this Promissory Note). The obligations of the Borrower hereunder will also be secured by way of a general security agreement to be entered into between the Creditor and AdvEn subject to the subordination and postponement more particularly described in the letter agreement dated November __, 2021 between the Creditor and AdvEn.

7.	Waiver. The Borrower hereby waives presentment for payment, notice of non-payment, protest and notice of protest and any other condition precedent to action against it for the payment of this Promissory Note. The failure of the Creditor to exercise any of the Creditor’s rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

8.	Assignment. Neither party may assign any or all of its obligations hereunder without the prior written consent of the other party.

9.	Enurement. This Promissory Note will be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.	Severability. If any provision of this Promissory Note is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. To the extent permitted by applicable law the parties hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

11.	Governing Law and Attornment. This promissory note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Alberta.

[●]

Per:
Name:
Position:

JIUHUA INVESTMENT HOLDINGS COMPANY LIMITED

Per:
Name:	Jingjing Jiang
Position:	Director

9

Schedule “A”

Repayment Schedule

Principal Amount Repayment

Payment Date	Amount of Principal Paid	Remaining Principal
On or prior to the date that is nine (9) weeks after the effective date of this Promissory Note	CAD$250,000.00	CAD$250,000.00
On or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note (the Maturity Date)	CAD$250,000.00	Nil

Interest Repayment

Payment Date	Amount of Interest Payable
On or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note	CAD$50,000.00

ASSIGNMENT AND INDEMNITY AGREEMENT

THIS AGREEMENT made as of the 24 day of December, 2021.

AMONG:

ADVENI NDUSTRIESI NC., a corporation incorporated under the laws of the Province of Alberta (the Assignor)

- and -

The parties listed under the heading “Buyer” in Schedule “A” hereto (hereinafter collectively referred to as the Buyers)

WHEREAS, the Assignor is a party to or is proposing to become a party to a share purchase agreement in substantially the form attached to this Agreement at Schedule “B” (the Letter Agreement) pursuant to which the Assignor is required to purchase 3,699,000 common shares in the authorized capital of the Assignor (the Sold Shares) from JiuHua Investment Holdings Company Limited (the Seller) for consideration of a cash payment of CAD$1,500,000 (the Cash Payment) and the delivery of a promissory note in the principal amount of CAD$500,000 (the Promissory Note);

AND WHEREAS, pursuant to the terms of the Letter Agreement, the Assignor is permitted to assign the obligations of the Assignor thereunder to an assignee of the Assignor;

AND WHEREAS Canadian Nexus Team Ventures Corp. (Buyer 1) has agreed to pay a lump sum amount of CAD$1,000,000 to the Seller on the date of closing of the Letter Agreement (the Closing Date) in exchange for 1,849,500 of the Sold Shares to be registered in the name of Buyer 1 (the Buyer 1 Obligations);

AND WHEREAS Ataraxy Holdings Corp. (Buyer 2) has agreed to pay a lump sum amount of CAD$500,000 to the Seller on the Closing Date and to execute and deliver the Promissory Note to the Seller and to fulfill all obligations of Buyer 2 thereunder in exchange for 1,849,500 of the Sold Shares to be registered in the name of Buyer 2 (the Buyer 2 Obligations) subject to a securities pledge agreement to be entered into among Arni Johannson, Buyer 2 and 1367054 Alberta Ltd.

AND WHEREAS, the Buyers wish to assume any and all of the obligations of the Assignor set forth in the Letter Agreement (other than the obligation of the Assignor to deliver a general security agreement of the Assignor to the Seller as more particularly described in Section 3(c) of the Letter Agreement (the GSA Provision) and other than the interest payable in the amount of CAD$50,000 (the Interest) as more particularly described in the promissory note to be delivered in connection with the Letter Agreement (the Promissory Note)) and wish to provide the Assignor with a full indemnity and release in connection with any and all claims suffered by the Assignor due to the default of the Buyers of the terms of the Letter Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth and contained, the parties hereto mutually covenant and agree as follows.

1.	This Assignment and Indemnity Agreement shall be deemed to become effective as at the effective date of the Letter Agreement (the Effective Date) provided however that if for any reason the Letter Agreement is not executed by the Assignor and the Seller, this Assignment and Indemnity Agreement shall be of no force and effect.

2.	As at the Effective Date, the Assignor hereby assigns, transfers and conveys the Letter Agreement unto the Buyers, together with all rights, covenants, agreements and other terms, benefits and advantages therefrom other than the GSA Provision and the Interest payable in connection with the Promissory Note, to have and to hold the same unto the Buyers for its sole use and benefit absolutely.

3.	As at the Effective Date, the Buyers hereby accept the within assignment, transfer and conveyance of the Letter Agreement and covenant and agree that, from and after the Effective Date, they shall and will at all times be bound by, observe, perform and fulfill each and every covenant, agreement, term, condition and stipulation in the Letter Agreement other than the GSA Provision and the Interest payable in connection with the Promissory Note, as if the Buyers had been originally named as a party to the Letter Agreement in the place and stead of the Assignor, including, but not limited to, the execution and delivery of the Promissory Note by Buyer 2 to the Seller on or before the Closing Date (collectively, the Assumed Obligations). For greater certainty, the Assignor agrees to pay an amount equal to the Interest to Buyer 2.

4.	Each of the Buyers, by their execution hereof, do hereby agree, effective as of the Effective Date and to the extent of the Assumed Obligations, to fully indemnify, release, remise and forever discharge the Assignor and its affiliates together with each of their respective directors, officers, employees, agents, contractors, successors and assigns, as the case may be, (collectively, the AdvEn Releasees) from any and all action, causes of action, claims, suits, debts, proceedings, duties, covenants (whether implied or express), contracts, agreements, demands, damages, sums of money, grievances, executions, rights, obligations and liabilities of every kind and nature whatsoever, whether in law or in equity (each a Claim), which the AdvEn Releasees or any one of them incur, suffer, and/or are subjected to arising from or related to the Letter Agreement, including, but not limited to, a Claim of the Seller against the Assignor in connection with the GSA Provision or under the general security agreement granted by the Assignor to the Seller in connection with the GSA Provision provided that such indemnity and release will apply to each of Buyer 1 and/or Buyer 2 in accordance with each of their respective liabilities to the extent arising from, related to or caused by a breach of the Buyer 1 Obligations and/or the Buyer 2 Obligations, respectively.

5.	The Buyers agree not to make any Claim with respect to any matter indemnified, released and discharged in this Assignment and Indemnity Agreement that may result in any Claim arising against the AdvEn Releasees or any one of them of the nature described in the foregoing and will indemnify the AdvEn Releasees in connection with any such Claim.

6.	The Buyers covenant and agree with the Assignor that they will, from time to time and at all times hereinafter, at the request of the Assignor execute such further assurances and do all such further acts as may be reasonably required for the purpose of vesting the Letter Agreement and the Assumed Obligations with the Buyers.

7.	This Assignment and Indemnity Agreement shall, in all respects, be interpreted and construed in accordance with the laws of the Province of Alberta, and the parties hereby attorn to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

8.	This Assignment and Indemnity Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.	This Assignment and Indemnity Agreement may be executed in as many counterparts as are necessary and, when each party has executed a counterpart, all counterparts together shall constitute one agreement and a signed counterpart delivered by electronic means shall be considered as valid as an original counterpart.

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Assignment and Indemnity Agreement with effect as at the Effective Date.

Assignor:	ADVEN INDUSTRIES INC.

	Per:	/s/ Yanguang Yuan
Name: Yanguang Yuan
Title: Chief Executive Officer

Buyer:	CANADIAN NEXUS TEAM VENTURES CORP.

	Per:	/s/ Arni Johannson
Name: Arni Johannson
Title: Director

ADVEN INDUSTRIES INC.

Per:	/s/ Arni Johannson
Name: Arni Johannson
Title: Director

Schedule “A”

Attached and made part of an Assignment and Indemnity Agreement among AdvEn Industries Inc. and the party or parties set out in this Schedule “A”.

●	Canadian Nexus Team Ventures Corp. (Buyer 1)

●	Ataraxy Holdings Corp. (Buyer 2)

Schedule “B”

Form of Share Purchase Agreement Between AdvEn Industries Inc. and JiuHua Investment Holdings Company Limited

PROMISSORY NOTE

For value received, the undersigned Ataraxy Holdings Corp. and Arni Johannson (jointly and severally the “Debtor”), acknowledge that the Debtor is indebted to and does hereby unconditionally promise to pay to, or to the order of, 1367054 Alberta Ltd. (the “Creditor”), the principal amount of $500,000.00 (the “Principal Amount”) in lawful money of Canada, as follows:

1.	Maturity. Unless otherwise consented to by the Creditor in writing to the Debtor, the Principal Amount shall be paid in full not later that February 22, 2022 (the “Maturity Date”). Notwithstanding the foregoing, the Debtor hereby agree to use best efforts to ensure that the Principal Amount is paid in full prior to the Maturity Date.

2.	Interest.

(a)	The Principal Amount shall not bear interest on or before the Maturity Date.

(b)	If the Principal Amount is not repaid in full on the Maturity Date, then the Principal Amount will bear interest at the rate of 10% per annum from and after the Maturity Date.

(c)	Interest will be calculated and accrued based on the simple interest method on the basis of a calendar year of 12 months. All payments of interest to be made hereunder will be made without allowance or deduction for deemed re-investment or otherwise, after maturity and both before and after any default or judgment or both, until payment thereof, and interest will accrue on any unpaid principal balance.

3.	Application of Payments. All payments by the Debtor to the Creditor hereunder shall be applied first to accrued and unpaid interest (if any) and second to the unpaid balance of the Principal Amount.

4.	Pre-Payment. The Debtor shall have the right to pay any or all amounts owing hereunder at any time prior to the Maturity Date without notice, bonus or penalty.

5.	Type and Place of Payment. All amounts payable hereunder by the Debtor, shall be made or delivered to the Creditor via certified cheque, bank draft, electronic funds transfer or such other means as may be acceptable to the Creditor, at #109, 2770 – 3rd Avenue NE, Calgary, Alberta, Canada T2A 2L5. If any payment to be made hereunder shall be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the Province of Alberta (any other day being a Business Day), such payment may be made on the next succeeding Business Day.

6.	Default and Penalties. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a)	default in the payment of any amount in accordance with the terms hereof;

(b)	failure by the Debtor to observe or comply with any affirmative or negative covenant, condition, term or provision set out in this promissory note;

(c)	any default with respect to any of the covenants, warranties and/or conditions which form part of the credit documents with any other creditor of the Debtor and such default is not waived or cured within the applicable cure period;

(d)	if: (I) any proceedings are commenced by the Debtor under applicable bankruptcy or insolvency legislation (including a proposal or notice of intention to commence proceedings); (ii) the Debtor commits an act of bankruptcy; (iii) the Debtor becomes insolvent or bankrupt or makes an authorized assignment pursuant to applicable bankruptcy or insolvency legislation; or (iv) a bankruptcy petition is filed by or presented against the Debtor and remains undischarged or unstayed for a period of 30 days.

Upon the occurrence of an Event of Default, the Principal Amount then outstanding plus any and all accrued and unpaid interest, shall be immediately due and payable.

7.	Waiver. The Debtor hereby waives presentment for payment, notice of non-payment, protest and notice of protest and any other condition precedent to action against it for the payment of this promissory note. The failure of the Creditor to exercise any of the Creditor’s rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

8.	Confidentiality. The Creditor acknowledges that the terms and conditions of this promissory note and any document or agreement delivered or entered into in accordance with this promissory note, are private and confidential and therefore agrees not to divulge or disclose, directly or indirectly, the terms, conditions and/or provisions of this promissory note or any document or agreement delivered or entered into in accordance with this promissory note, to any person except for its legal and financial advisors provided that they maintain the confidentiality thereof, or unless otherwise required to do so by law.

9.	Notice. Any notice or written communication given to the Debtor pursuant to or in connection with this promissory note shall be in writing and shall be given by delivering the same personally or by prepaid courier, prepaid registered mail, facsimile, or “PDF” email attachment addressed to the Debtor at the following address:

Ataraxy Holdings Corp.

c/o Arni Johannson

600 - 1819 Bellevue Avenue

West Vancouver, British Columbia V7V 1B2

Email: arni@canadiannexus.com

Any such notice shall be conclusively deemed to have been given and received on the day of actual receipt by the Debtor or, if given by prepaid registered or certified mail, on the fifth day following the mailing date (absent a general disruption in postal service).

10.	Expenses. All costs, expenses and expenditures relating to this promissory note including, without limitation, the reasonable legal costs incurred by the Creditor in enforcing this promissory note as a result of any default by the Debtor will be added to the Principal Amount then outstanding and will immediately be paid by the Debtor.

11.	Security. Without limitation to the rights and remedies available to the Creditor at law or in equity in connection with the terms of this promissory note, the Debtor acknowledges and agrees that the performance of the Debtor of their obligations under this promissory note will also be secured by a securities pledge agreement dated December 24, 2021 to be entered into by the Debtor in favour of the Creditor.

12.	Assignment. The Creditor may assign or transfer any or all of its rights, title, duties or interest in, to and under this promissory note to any person upon providing written notice of such assignment or transfer to the Debtor. The Debtor shall not assign any or all of its obligations hereunder without the prior written consent of the Creditor.

13.	Enurement. This promissory note shall be binding upon the Debtor and its permitted successors and assigns and shall enure to the benefit of the Creditor and its permitted successors and assigns.

2

14.	Severability. If any provision of this promissory note is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. To the extent permitted by applicable law the Debtor hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

15.	Governing Law. This promissory note shall be governed by and construed in accordance with the laws of the Province of Alberta, without regard to principles of conflicts of law, and the federal laws of Canada applicable therein.

16.	Entire Agreement. This promissory note contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

[remainder of page intentionally left blank]

3

DATED effective December 24, 2021.

DEBTOR

/s/ Arni johannson
WITNESS	ARNI JOHANNSON

ATARAXY HOLDINGS CORP.

	Per:	/s/ Yanguang Yuan
Authorized signatory

CREDITOR

1367054 ALBERTA LTD.

Per:	/s/ Yanguang Yuan
Yanguang Yuan

4

Schedule “A”

Repayment Schedule

Principal Amount Repayment

Payment Date	Amount of Principal Paid	Remaining Principal
On or prior to the date that is nine (9) weeks after the effective date of this Promissory Note	CAD$250,000.00	CAD$250,000.00
On or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note (the Maturity Date)	CAD$250,000.00	Nil

Interest Repayment

Payment Date	Amount of Interest Payable
On or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note	CAD$50,000.00

SECURITIES PLEDGE AGREEMENT

This Securities Pledge Agreement (this Agreement) is dated effective December 24, 2021 among Arni Johannson (the Principal), Ataraxy Holdings Corp. (the Pledgor) and 1367054 Alberta Ltd. (the Pledgee). For the purposes of this Agreement, the term Parties shall mean the Principal, the Pledgor, and the Pledgee, and the term Party shall mean either one of them as the context requires.

RECITALS:

A.	The Pledgee has loaned CDN$500,000 to the Principal and the Pledgor pursuant to and in accordance with a promissory note dated December 24, 2021 (the Promissory Note) between the Pledgee, the Principal and the Pledgor.

B.	The Pledgor is the registered and beneficial owner of 1,191,991 common shares in the authorized capital of AdvEn Industries Inc. (calculated on a post-consolidation basis) (the AdvEn Shares), 2,384,279.48 Class A common shares in the authorized capital of Tangold Inc. (the Tangold Shares) and 2,384,200 Class A common shares in the authorized capital of AdvEn Bitumen Innovation Inc. (the Bitumen Shares) (collectively, the Pledged Shares).

C.	Pledgor has agreed to pledge in favour of the Pledgee the Investment Collateral (as defined below) as security for the payment and performance of the Obligations (as defined below), upon the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties covenant and agree as follows:

1.	DEFINITIONS

In this Agreement, terms defined in the description of the parties or body hereof shall have those meanings, and:

(a)	the terms certificated security, collateral, entitlement holder, financial asset, instruments, intangibles, investment property, money, security entitlement, securities intermediary and uncertificated security have the meanings given to them under the PPSA (as hereinafter defined); and

(b)	In this Agreement:

Investment Collateral means the Pledged Share, including all shares, options, warrants, bonds, debentures, and other instruments, all present and future options and warrants, in each case issued to Pledgor in connection therewith and all other rights and entitlements arising therefrom or related thereto, and including without limitation all substitutions for any of the foregoing and dividends derived therefrom or payable in connection therewith. For greater certainty, in the event that the AdvEn Shares are exchanged for shares in the authorized capital of Nano Innovations Inc., the Investment Collateral will be deemed to include all of the securities which are exchanged for the AdvEn Shares.

PPSA means the Personal Property Security Act (Alberta), as amended from time to time and any legislation substituted therefore and any amendments thereto;

Obligations means all indebtedness, liabilities, and obligations, whether present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, at any time owing by the Principal and/or Pledgor to the Pledgee pursuant to or in connection with the Promissory Note, and all interest, fees, legal and other costs, charges and expenses relating to any of the foregoing; and Obligation means any one of such Obligations.

2.	PLEDGE AND GRANT OF SECURITY INTEREST

As collateral security for the prompt and complete payment and performance when due of the Obligations, Pledgor does hereby mortgage, pledge, charge, assign, transfer and hypothecate to and in favour of and deposit with the Pledgee and grant to it, a continuing first, fixed and specific security interest, hypothec, mortgage, pledge and charge, in and to all of Pledgor’s right, title and interest, whether now existing or hereafter arising, in all Investment Collateral, instruments, money and general intangibles of, relating to or arising from the following property (collectively the Pledged Collateral):

(a)	the Investment Collateral held by Pledgor and any shares and other Investment Collateral in the capital of AdvEn, Tangold and/or Bitumen hereafter acquired (all of the foregoing being collectively referred to as the Pledged Securities);

(b)	all present and after acquired dividends (including cash dividends), return of capital, distributions, or other property, Investment Collateral or instruments issued in respect of or in exchange for the Pledged Securities, whether by way of dividends, distributions, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares, or otherwise;

(c)	all present and after acquired rights, interests and claims relating to or arising from the Pledged Securities, including without limitation all rights to receive notices of and attend meetings of shareholders, unitholders or partners (as applicable) and all present and future rights of Pledgor to vote the Pledged Securities, subject to Section 4(a) and Section 3; and

(d)	subject to Section 8, all direct and indirect proceeds of the foregoing.

The parties acknowledge that: (i) value has been given; (ii) Pledgor has rights in the Pledged Collateral existing on the date hereof and the power to transfer rights in the Pledged Collateral to the Pledgee; (iii) the parties have not agreed to postpone the time for attachment of the security interest created hereby; (iv) the security interest created in this Agreement shall immediately attach to all Pledged Collateral hereafter acquired as soon as Pledgor acquires rights thereto or therein; and (v) the Principal shall use best efforts to cause Pledgor to perform its obligations in accordance with the terms of this Agreement and the Promissory Note.

3.	VOTING AND DISTRIBUTION RIGHTS

(a)	Provided no Default or Event of Default, as hereinafter defined, has occurred and is continuing:

(i)	Pledgor may exercise all rights to vote and to exercise all rights of conversion or retraction or other similar rights with respect to any Pledged Collateral provided that, upon exercise of any conversion or retraction right, any additional Pledged Collateral resulting therefrom shall be paid or delivered to the Pledgee forthwith;

(ii)	the Pledgee shall grant, or shall cause its nominee to grant, to Pledgor or its respective nominees a proxy to vote and to exercise all rights of conversion or retraction or other similar rights with respect to any Pledged Collateral registered in the name of the Pledgee or its nominee, for the purpose of enabling Pledgor to exercise all voting and other rights that it is entitled to exercise pursuant to Section 3(a)(i); and

(iii)	Pledgor shall be entitled to receive all dividends or distributions (whether paid or distributed in cash, securities or other property) and interest declared and paid or distributed in respect of the Pledged Collateral, and such dividends, distributions and interest shall continue to be subject to the security interest, hypothec, mortgage, pledge and charge hereby constituted.

2

(b)	Upon the occurrence of and during the continuation of a Default or an Event of Default:

(i)	no proxy granted by the Pledgee or its nominee pursuant to Section 3(a)(ii) shall thereafter be effective;

(ii)	Pledgor shall have no rights to vote or take any other action with respect to any Pledged Collateral;

(iii)	the Pledgee shall have the right (but shall not be obligated), to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Securities as if the Pledgee were the sole and absolute owner thereof (and Pledgor agrees to take all such action as may be appropriate to give effect to such right); and

(iv)	Pledgor shall cease to be entitled to receive any dividends, distributions or interest, whether declared or payable before or after the occurrence of the Default or Event of Default, in respect of the Pledged Collateral, and any such dividends, distributions or interest received after the occurrence of the Default or Event of Default shall be received in trust for the Pledgee.

4.	DELIVERY AND REGISTRATION OF PLEDGED SECURITIES

(a)	Pledgor shall, as soon as reasonably practicable after execution of this Agreement, deliver to the Pledgee all of the certificates representing the Pledged Securities, registered in the name of Pledgor, together with a securities transfer power of attorney in the form attached as Schedule A;

(b)	Regarding any and all Pledged Collateral that is a certificated security, an uncertificated security, or a security entitlement, Pledgor shall, or shall cause the issuer of such Pledged Collateral to, or shall cause the securities intermediary that holds such Pledged Collateral to, take all steps as are necessary to give exclusive control over such Pledged Collateral to the Pledgee on terms and conditions satisfactory to the Pledgee;

(c)	At the request of the Pledgee after and during the continuance of a Default or an Event of Default, (i) Pledgor shall cause any Pledged Collateral that is in a registered or registrable form to be registered or re-registered in the name of the Pledgee, and the Pledgee is appointed the irrevocable attorney (coupled with an interest) of Pledgor with full power of substitution to cause any or all of the Pledged Collateral to be registered in the name of the Pledgee or its nominee, (ii) Pledgor shall cause such securities intermediary that holds any Pledged Collateral that is a security entitlement to record the Pledgee as the entitlement holder of such Pledged Collateral, and/or (iii) Pledgor shall (A) cause a security certificate to be issued for any Pledged Collateral that is in the form of an uncertificated security or a security entitlement, (B) endorse such security certificate in blank, (C) deliver such security certificate to the Pledgee, and (D) take all other steps necessary to give exclusive control over such certificated security to the Pledgee; and

(d)	At any time and from time to time, Pledgor shall deliver, and the Principal shall cause such Parties to deliver, to the Pledgee additional Pledged Securities, accompanied by a written order of Pledgor as owner thereof, identifying the additional Pledged Securities and stating that the same are to form part of the security hereunder. Any additional Pledged Securities delivered by Pledgor to the Pledgee under any provisions of this Agreement shall become and be subject to the provisions of this Agreement.

3

5.	REPRESENTATIONS AND WARRANTIES

The Principal and Pledgor hereby jointly and severally represent and warrant to the Pledgee as follows:

(a)	Pledged Securities: the Pledged Securities have been duly authorized, are validly issued, and are fully paid and non-assessable, and Pledgor is the registered, legal and beneficial owner of the Pledged Securities which are owned free and clear of any and all encumbrances, and Pledgor has full right, power and authority to pledge and to create a security interest in and to each and every of the Pledged Securities.

(b)	Security: the pledge of the Pledged Collateral creates a good and valid security interest, hypothec, pledge, mortgage and charge in the Pledged Collateral, which security interest, hypothec, pledge, mortgage and charge is a perfected and first priority security interest, securing the payment of the Obligations and the obligations hereunder.

6.	COVENANTS

The Principal and Pledgor hereby covenant and agree with the Pledgee that:

(a)	any substituted Pledged Collateral shall be held by the Pledgee subject to the same terms and conditions and with the same powers and authorities, as are declared and conferred. The Pledgee shall not be required to surrender any of the Pledged Collateral until all of the Obligations have been fully and finally paid and satisfied; and

(b)	the Pledgee shall have the right to but shall not be bound nor required to exercise any option or right which the holder of any of the Pledged Collateral may at any time have, provided, however, if the Pledgee chooses to exercise any such option any advance made for such purposes shall be added to the Obligations and all the provisions hereof shall apply thereto.

7.	CONTINUED PERFECTION OF SECURITY INTEREST AND HYPOTHEC

Pledgor agrees that it will not take any actions or fail to perform any of their duties or obligations under this Agreement so that after giving effect to such action or inaction the Pledgee will not then, or with the passage of time, cease to have a first priority perfected security interest, hypothec, pledge, mortgage and charge in any of the Pledged Collateral.

Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Pledgee may reasonably request, in order to perfect and protect the pledge, hypothecation and security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Pledgor hereby further authorizes the Pledgee to file at Pledgor’s cost and expense one or more financing or financing change statements, and amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor where permitted by applicable laws.

8.	EVENTS OF DEFAULT AND REMEDIES

(a)	Each and every one of the following events or conditions shall, for the purposes of this Agreement, constitute an Event of Default and any event or circumstance that exists which, with the giving of notice, the passage of time or both, would constitute an Event of Default, shall constitute a Default hereunder:

(i)	any failure by Pledgor and/or Principal to perform their covenants and obligations in this Agreement or the Promissory Note;

4

(ii)	the Principal or Pledgor fails to make any payment of any amount forming part of the Obligations, as required under any agreement made with the Pledgee;

(iii)	proceedings are taken to enforce any encumbrance on any of the property or assets of Pledgor or the Principal;

(iv)	The Principal and/or Pledgor is adjudged bankrupt or becomes insolvent, a petition in bankruptcy receiving order is filed or made against the Principal and/or Pledgor, or proceedings of any type are instituted in any jurisdiction in respect of the alleged insolvency or bankruptcy of the Principal and/or Pledgor;

(v)	the Principal and/or Pledgor default in payment or in the observance or performance of its obligations or liabilities to third parties who, as a result of such default, may acquire the right to take proceedings against the Principal and/or Pledgor or the collateral in which the Pledgee has in interest which might adversely affect the security of the Pledgee or its ability to recover payment of the Obligations;

(vi)	the Principal and/or Pledgor sells, attempts to sell, parts with possession of or abandons any material part of the collateral in which the Pledgee has an interest, or commits or threatens to commit any act of bankruptcy, or the Pledgee deems the collateral in which it has an interest is in danger of being sold; and/or

(vii)	a material loss, theft, damage, destruction or encumbrance to or of any of the collateral in which the Pledgee has an interest or the making of any levy, seizure or attachment in relation to any of it.

(b)	During the period during which a Default or an Event of Default shall have occurred and be continuing:

(i)	the Pledgee shall have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the PPSA (whether or not said PPSA is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted;

(ii)	the Pledgee in its discretion may, in its name or in the name of Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Collateral;

(iii)	the Pledgee may, upon prior written notice to Pledgor of the time and place, with respect to the Pledged Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Pledgee or any of its assignees, sell, assign or otherwise dispose of all or any part of such Pledged Collateral, at such place or places as the Pledgee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Pledgee, its assignees hereunder or anyone else may be the purchaser, assignee or recipient of any or all of the Pledged Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor, any such demand, notice and right or equity being hereby expressly waived and released. The Pledgee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

5

(iv)	the Pledgee may directly or indirectly acquire or retain the Pledged Collateral as permitted by applicable laws;

(c)	The records of the Pledgee as to the occurrence and continuation of a Default or an Event of Default shall be prima facie evidence of such Default or Event of Default;

(d)	The Pledgee shall not be bound under any circumstances to realize upon any Pledged Collateral or allow any Pledged Collateral to be sold, and shall not be responsible for any loss occasioned by any sale or by the retention of or refusal to sell Pledged Collateral; nor shall the Pledgee be obliged to collect or see to the payment of interest, distributions or dividends thereon;

(e)	The proceeds of any sale or disposition of the Pledged Collateral by the Pledgee may be applied upon such part of the Obligations, direct or indirect, as the Pledgee may see fit;

(f)	After the occurrence and during the continuance of a Default or an Event of Default, the Pledgee may transfer all or any of the Pledged Collateral and may fill in all blanks in any transfers of stocks or certificates or any power of attorney or other documents delivered to it, and the Pledgee may delegate its powers and any subdelegate of the powers hereby given may exercise the same in the name and on behalf of Pledgor;

(g)	At the request of the Pledgee, Pledgor will, at its own expense, execute all such transfers and documents as may be reasonably required, with all such powers of sale and other necessary powers as may be expedient for vesting in the Pledgee, or such person or nominee as it may appoint, all and every Pledged Collateral; and

(h)	All reasonable costs and charges incurred by the Pledgee with reference to the Pledged Collateral or the realization thereof (including all reasonable legal costs on the basis as between a solicitor and his own client and court costs paid and also including expenses of taking possession of, protecting and realizing upon any property comprised in the Pledged Collateral) shall be added to the Obligations and shall be a first charge and security interest upon the monies received.

Pledgor recognizes that, by reason of certain prohibitions contained in applicable securities laws, the Pledgee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favourable to the Pledgee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Pledgee shall have no obligation to engage in public sales, no obligation to ensure that the purchase price for the Pledged Collateral is the equal to the fair market value thereof and no obligation to delay the sale of any Pledged Collateral for any period of time.

9.	POWER OF ATTORNEY

Pledgor hereby appoints the Pledgee as attorney of Pledgor, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Pledgee’s discretion to take any and all actions authorized to be taken by the Pledgee under this Agreement or by applicable laws at any time after the occurrence and during the continuance of an Event of Default that the Pledgee, acting reasonably, may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Pledged Collateral, to receive, endorse, and collect any drafts or other instruments or documents in connection therewith, and to file any claims or take any action or institute any proceedings which the Pledgee may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of any agreement made between the Pledgor and the Pledgee. Such appointment of the Pledgee as the Pledgor attorney is coupled with an interest and is irrevocable.

6

10.	NON-MERGER

This Agreement shall be a continuing agreement and the Pledged Collateral is in addition to and not in substitution for any other security held by the Pledgee and the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of such covenants or suspend the fulfillment of, or affect the rights, remedies and powers of the Pledgee in respect of the Obligations or any Pledged Collateral held by the Pledgee hereunder. Neither the taking of any judgment nor the exercise of any power of sale shall operate to extinguish the liability of Pledgor and/or Principal to satisfy the Obligations. All claims, present or future, of Pledgor against any person liable upon or for payment of any of the Pledged Collateral are hereby assigned to the Pledgee.

11.	EXHAUST RECOURSES

It is further agreed that the Pledgee shall not be obliged to exhaust its recourses against the Pledgor or any other party or against any other security it may hold before realizing on or otherwise dealing with the Pledged Collateral. The Pledgee may realize on the Pledged Collateral in such manner as it considers desirable and it may grant time, renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any and all existing Pledged Collateral up to, may abstain from taking securities from, or from perfecting securities of, may accept compositions from, and may otherwise deal with Pledgor and the Pledged Collateral, as the Pledgee may see fit, without prejudice to the rights of the Pledgee set out herein to hold, deal with and realize on the Pledged Collateral.

12.	DEGREE OF CARE

The Pledgee shall have no duty with respect to the Pledged Collateral other than to use reasonable care in the safe custody of the Pledged Collateral in its possession. The Pledgee shall not be liable for any loss or depreciation in the value of the Pledged Collateral.

13.	LIABILITY FOR OTHERS

The Pledgee shall not be responsible for or on account of any act or omission of any broker or similar agent employed by Pledgor to purchase or sell any stocks, bonds, shares or securities for the account of the Pledgor. In no event shall the Pledgee be responsible for or warrant title to any securities dealt in for Pledgor accounts.

14.	REDELIVERY

When all of the Obligations have been satisfied to the Pledgee’s satisfaction, the Pledgee will re-deliver the remaining Pledged Securities to the Pledgor, if any, or the proceeds of any sale of the Pledged Securities to the extent remaining, if any, after giving effect to the satisfaction of the Obligations in full in accordance with the terms of this Agreement.

15.	GOVERNING LAWS

This Agreement shall be subject to the laws of the Province of Alberta and the federal laws of Canada applicable and shall be construed and enforced in accordance with such laws. The Parties accept and irrevocably submit to the jurisdiction of the courts of Alberta and agree to be bound by any judgment thereof, without prejudice to the rights of the Pledgee to take proceedings in any other jurisdictions.

7

16.	BINDING EFFECT

This Agreement shall be binding upon the Principal, Pledgor and their successors and permitted assigns and shall enure to the benefit of the Pledgee and its respective successors and assigns. Pledgor nor Principal shall be permitted to assign any of its obligations hereunder without the prior written consent of the Pledgee. Successors shall include any corporation or company resulting from the amalgamation of one or more corporations or companies.

17.	AMENDMENTS; ETC.

No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be in writing and signed by the Principal, Pledgor and the Pledgee, and then such waiver or consent shall be effective only in the specific instance for the specific purpose for which given.

18.	ADDRESSES FOR NOTICES

(a)	All notices required under this Agreement shall be in writing and provided by mail, registered mail, email, or courier to the parties at the addresses as follows:

To the Principal or Pledgor:

Arni Johannson

403B 850 Harbourside Drive

North Vancouver, British Columbia V7P 0A3

Email: arni@canadiannexus.com

To the Pledgee:

1367054 Alberta Ltd.

c/o Yanguang Yuan

#109, 2770 3rd Avenue NE

Calgary, Alberta T2A 2L5

Email: yanguang.yuan@adven-industries.com

(b)	Any notice shall be deemed to have been received on the day on which it was so delivered, and if not a Business Day then on the Business Day next following the day of delivery. Any Party may at any time give notice in writing to the other Party of any change of address of the Party giving such notice and from and after giving such notice the address specified in such notice shall be deemed to be the address of such Party for the giving of notices under this Agreement. Until such notice of change of address is received, notice sent to the last address stipulated as provided herein shall be deemed to be effective, notwithstanding a subsequent change of address.

19.	SEVERABILITY

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

20.	HEADINGS

The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

8

21.	EXECUTION IN COUNTERPARTS

This Agreement may be executed and delivered in one or more counterparts, including execution by electronic signature, and each counterpart execution page when so executed and delivered shall be deemed to be an original and such counterpart execution pages together shall constitute one and the same Agreement. Delivery by facsimile or PDF e-mail attachment shall be an accepted mode of delivery of such counterpart execution pages.

[remainder of page intentionally left blank]

9

IN WITNESS WHEREOF the Parties have duly executed this Agreement effective as of the date first written above.

/s/ ARNI JOHANNSON
Witness	ARNI JOHANNSON

ATARAXY HOLDINGS CORP.

	Per:	/s/ Arni Johannson
	Name:	Arni Johannson
	Title:	Vice President

1367054 ALBERTA LTD.

	Per:	/s/ Yanguang Yuan
	Name:	Yanguang Yuan
	Title:	Director and Officer

10

SCHEDULE A

SECURITIES TRANSFER POWER OF ATTORNEY

DESCRIPTION OF SECURITIES

[●] Class [●] Common Shares (the Pledged Securities) in the authorized capital of [●] (the Corporation) represented, in part, by share certificate number [●] of the Corporation.

FOR VALUE RECEIVED, the undersigned, pursuant to the Securities Pledge Agreement dated December 24, 2021 as amended, supplemented, modified, restated or replaced from time to time:

1.	pledges, assigns and transfers unto 1367054 Alberta Ltd. the Pledged Securities standing in the name of the undersigned on the books of the Issuer; and

2.	irrevocably constitutes and appoints 1367054 Alberta Ltd. the attorney of the undersigned to complete the foregoing transfer and/or any transfer on the transfer panel of the respective share certificates representing such Pledged Securities and to transfer the said Pledged Securities on the books of the Corporation, with full power of substitution in the premises.

DATED effective December 24, 2021.

ATARAXY HOLDINGS CORP.

Per:	/s/ Arni Johannson
Name:	Arni Johannson
Title:	Vice President

11

PROMISSORY NOTE

Principal Amount: CAD$500,000.00

Effective Date: December 24, 2021

For value received, Ataraxy Holdings Corp. (the Borrower), acknowledges itself indebted to and does hereby unconditionally promise to pay to, or to the order of JiuHua Investment Holdings Company Limited (the Creditor), the principal amount of CAD$500,000.00 (the Principal Amount) plus Interest (as defined below), on and subject to the terms hereof.

1.	Interest. The Principal Amount shall bear interest in the manner more particularly described in Schedule “A” to this Promissory Note (the Interest). The Interest will be paid by the Borrower to the Creditor on a monthly basis until the Principal Amount is repaid in full.

2.	Application of Payments. All payments by the Borrower to the Creditor shall be applied first to Interest that has accrued on unpaid Interest, second to accrued and unpaid Interest and third to the unpaid balance of the Principal Amount.

3.	Repayment. The Principal Amount together with any accrued and unpaid Interest will be repaid by the Borrower to the Creditor in full on or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note (the Maturity Date). The Borrower will use its best efforts to cause the repayment of such indebtedness to be completed in accordance with the schedule set forth in Schedule “A” to this Promissory Note.

4.	Pre-Payment. The Borrower will have the right to pay any or all amounts owing hereunder at any time prior to demand being made for repayment without notice, bonus or penalty.

5.	Default and Penalties. The occurrence of any of the following will constitute an Event of Default hereunder: (a) default in the payment of the Principal Amount and the accrued and unpaid Interest in full by the Maturity Date; (b) if: (i) any proceedings are commenced by the Borrower under applicable bankruptcy or insolvency legislation (including a proposal or notice of intention to commence proceedings; (ii) the Borrower commits an act of bankruptcy; (iii) the Borrower becomes insolvent or bankrupt or makes an authorized assignment pursuant to applicable bankruptcy or insolvency legislation; or (iv) a bankruptcy petition is filed by or presented against the Borrower and remains undischarged or unstayed for a period of 30 days.

6.	Consequences upon Event of Default. Upon the occurrence of an Event of Default, the Principal Amount then outstanding plus all accrued and unpaid Interest shall be immediately due and payable and will be satisfied by the Borrower’s deemed issuance to AdvEn Industries Inc. (AdvEn) of an irrevocable notice to cause a certain number of the 3,699,000 common shares held by the Borrower in the authorized capital of AdvEn (the AdvEn Shares) to be transferred back into the name of the Creditor effective as of the Maturity Date determined in accordance with the following formula:

A = B – (C/D)

Whereby:

A       = Number of AdvEn Shares to be transferred back from the Borrower to the Creditor

B       = 3,699,000 (being the total number of AdvEn Shares sold by the Creditor to the Borrower)

C       = Total amount of principal of the Promissory Note repaid by the Borrower to the Creditor as at the Maturity Date plus CAD$1,500,000.00

D = CAD$0.54069 (being the deemed value of each AdvEn Share for the purposes of this Promissory Note). The obligations of the Borrower hereunder will also be secured by way of a general security agreement to be entered into between the Creditor and AdvEn subject to the subordination and postponement more particularly described in the letter agreement dated November 26, 2021 between the Creditor and AdvEn.

7.	Waiver. The Borrower hereby waives presentment for payment, notice of non-payment, protest and notice of protest and any other condition precedent to action against it for the payment of this Promissory Note. The failure of the Creditor to exercise any of the Creditor’s rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

8.	Assignment. Neither party may assign any or all of its obligations hereunder without the prior written consent of the other party.

9.	Enurement. This Promissory Note will be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.	Severability. If any provision of this Promissory Note is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. To the extent permitted by applicable law the parties hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

11.	Governing Law and Attornment. This promissory note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Alberta.

[remainder of page intentionally left blank]

2

DATED effective December 24, 2021.

ATARAXY HOLDINGS CORP.

	Per:	/s/ Jingjing Jiang
Authorized signatory

JIUHUA INVESTMENT HOLDINGS COMPANY LIMITED

	Per:	/s/ Jingjing Jiang
	Name:	Jingjing Jiang
	Position:	Director

3

Schedule “A”

Repayment Schedule

Principal Amount Repayment

Payment Date	Amount of Principal Paid	Remaining Principal
On or prior to the date that is nine (9) weeks after the effective date of this Promissory Note	CAD$250,000.00	CAD$250,000.00
On or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note (the Maturity Date)	CAD$250,000.00	Nil

Interest Repayment

Payment Date	Amount of Interest Payable
On or prior to the date that is seventeen (17) weeks after the effective date of this Promissory Note	CAD$50,000.00

GENERAL SECURITY AGREEMENT

This general security agreement is dated effective December 24, 2021 between AdvEn Industries Inc., a corporation incorporated and subsisting pursuant to the laws of the Province of Alberta (the Debtor) and having a registered office at 9407-3 20 Avenue NW, Edmonton, Alberta T6N 1E5 and JiuHua Investment Holdings Company Limited, a corporation incorporated and subsisting pursuant to the laws of the Province of Alberta (the Secured Party) and having a registered office at 63 Cougar Plateau Circle SW, Calgary, Alberta T3H 5S7.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Debtor and the Secured Party agree to be legally bound as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Security Agreement, the following capitalized terms shall have the following meanings:

(a)	Collateral shall have the same meaning ascribed to it in Section 2.1(a);

(b)	Debts shall have the same meaning ascribed to it in Section 2.1(a)(iii);

(c)	Encumbrance or Encumbrances means any security interest, tax, rent, levy, lien, claim, charge, mortgage or other encumbrance affecting the Collateral but excluding the Security Interest and those registered by the Senior Creditors;

(d)	Event of Default means any of the events specified in Article 7;

(e)	Indebtedness shall have the same meaning ascribed to it in Section 3.1;

(f)	person means and includes any individual, body corporate, partnership, joint venture, syndicate, trust, unincorporated association, Crown and agents and political subdivisions thereof, any other recognized entity (whether incorporated or not) and any number or aggregate of persons, and includes the heirs, executors, administrators, and other legal representatives of an individual;

(g)	PPSA means the Personal Property Security Act (Alberta);

(h)	Promissory Note means the promissory note dated December 24, 2021 in the principal amount of CAD$500,000.00 as between certain borrowers thereunder and the Secured Party;

(i)	Receiver shall have the same meaning ascribed to it in Section 9.1(a);

(j)	Security Agreement means this general security agreement and all instruments supplemental hereto or in amendment hereof, and references to Article, Section or Schedule mean the specified Article, Section or Schedule of this Security Agreement; and

(k)	Security Interest shall have the same meaning ascribed to it in Section 2.1(a).

1.2	Headings

The descriptive headings used in this Security Agreement are for convenience only and are not to be considered part of this Security Agreement and do not in any way limit, explain or amplify the terms of this Security Agreement.

1.3	Number

Words importing the singular shall include the plural and vice versa.

1.4	Gender

Words importing the masculine gender shall include the feminine and neuter genders; however, where applicable, the terms in this Security Agreement shall be read with all grammatical changes necessary dependent upon the person referred to being a male, female, firm, partnership, or corporation.

1.5	Schedules

The Schedules and the provisions contained in such Schedules to this Security Agreement, if any, are incorporated by reference and form a part of this Security Agreement as fully as if set out in the body of this Security Agreement.

1.6	Statutory References

A reference to a statute in this Security Agreement includes all rules and regulations made pursuant to such statute and, unless expressly provided otherwise, the provisions of any statute, rule or regulation which amends, supplements or supersedes any such statute, rule or regulation.

ARTICLE 2

SECURITY INTEREST

2.1	Grant of Security Interest

(a)	As general and continuing security for the Indebtedness, the Debtor does grant to the Secured Party by way of mortgage, pledge, charge, assignment and transfer, a security interest (the Security Interest) in all of the Debtor’s present and after-acquired personal property (collectively, the Collateral). Without limiting the generality of the foregoing, the Collateral shall mean and include all right, title and interest that the Debtor now has, may be possessed of, entitled to, or acquire, now or hereafter or may hereafter have in all property of the following kinds:

(i)	all inventory of whatever kind and wherever situate;

(ii)	all equipment (other than inventory) of whatever kind and wherever situate, including, without limitation, all machinery, tools, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature or kind;

(iii)	all accounts and book debts and generally all debts, dues, claims, choses in action and demands of every nature and kind howsoever arising or secured including letters of credit and advices of credit, which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by the Debtor (Debts);

(iv)	all shares, stock, warrants, bonds, debentures, debenture stock and other investment property and all instruments;

2

(v)	all coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(vi)	all contractual rights and insurance claims and all goodwill, patents, trademarks, copyrights, and other intangibles;

(vii)	all of the specific personal property (if any) described in any schedule describing specific personal property now or hereafter intended to be subjected to the Security Interest now or hereafter annexed hereto or made a part of this Security Agreement;

(viii)	all books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the property described in Sections 2.1(b)(i) to (vii) inclusive, and all contracts, securities, instruments and other rights and benefits in respect thereof; and

(ix)	all proceeds of any of the personal property described in Section 2.1(b) including personal property in any form derived directly or indirectly from any dealing with such property or proceeds therefrom and any insurance proceeds or other payment as indemnity or compensation for loss of or damage to such property or any right to such payment, and any payment made in total or partial satisfaction, discharge or redemption of an intangible, chattel paper, instrument or security.

2.2	Non-Applicability of Security Interest

Notwithstanding Section 2.1, the Security Interest shall not extend or apply to and the Collateral shall not include: (i) any interest in personal property held in trust by the Debtor and lawfully belonging to others; or (ii) the last day of the term of any lease, verbal or written, or any agreement now held or hereafter acquired by the Debtor as tenant or any renewal of such lease. Rather, the Debtor will stand possessed of the reversion remaining in the Debtor of any leasehold premises for the time being demised to it upon trust to assign or dispose thereof as Secured Party directs.

2.3	Subordination of Security Interest

Notwithstanding anything to the contrary in this Security Agreement, the Secured Party acknowledges and agrees that the Security Interest will be and is hereby subordinated and postponed in favour of the secured creditors of the Debtor recorded in the PPSA as of and prior to the date of this Security Agreement, Spartan Capital Securities, LLC (Spartan) and any other security granted by the Debtor in connection with the contemplated brokered and/or non-brokered private placements of convertible debt securities, or a similar financing structure, for aggregate net proceeds of not less than CAD$5,000,000.00 (after payment of agent commissions, agent expenses and the legal and accounting expenses of Nano Innovations Inc.) together with any other third party investors investing with or through Spartan in connection with such financing (collectively, the Senior Creditors). The Secured Party hereby agrees that it will not be entitled to commence any action or proceeding against the Debtor for the realization of any Indebtedness or other recovery proceedings in respect of the Collateral or in connection with this Security Agreement without the prior written consent of the Senior Creditors. Accordingly, the Secured Party agrees to execute any and all subordination, standstill and postponement documentation or instruments required by the Senior Creditors or any one of them in such form as such Senior Creditors may require. For greater certainty, the Secured Party will take such steps so as to ensure that the completion of the aforementioned financing will not be prohibited, limited and/or restricted by way of the issuance of this Security Agreement to the Secured Party. Any breach of the foregoing provisions by the Secured Party will be deemed a fundamental breach of the terms of this Security Agreement and, in addition to any other rights available to the Debtor at law or in equity, will entitle the Debtor to treat this Security Agreement and the Promissory Note as void and of no further effect as against the Debtor and/or the borrowers thereunder and such treatment is agreed not to be a penalty but is intended to serve as compensation for the damages suffered by the Debtor as a result of such fundamental breach by the Secured Party.

3

ARTICLE 3

INDEBTEDNESS SECURED

3.1	Indebtedness

The Security Interest granted in this Security Agreement secures: (i) performance by the borrowers (more particularly identified in the Promissory Note) of the obligations, indebtedness and liability of such borrowers to the Secured Party arising directly in connection with the Promissory Note; or (ii) the performance by the Debtor of the terms set forth in Section 3(a) of the letter agreement dated November 26, 2021 between the Debtor and the Secured Party in respect of the acquisition of a total of 3,699,000 common shares in the authorized capital of the Debtor (collectively referred to herein as the Indebtedness).

3.2	Attachment of Security Interest

Subject to Section 2.3, the Security Interest created is intended to attach the Collateral when this Security Agreement is executed by the Debtor.

ARTICLE 4

DEBTOR’S REPRESENTATIONS AND WARRANTIES

The Debtor represents and warrants and, so long as this Security Agreement remains in effect, continuously represents and warrants that:

(a)	the name of the Debtor is accurately and fully set out above, and the Debtor is not known by any other name;

(b)	the Debtor has the adequate power and authority to enter into and perform its obligations under this Security Agreement and this Security Agreement constitutes a valid and binding obligation of the Debtor to Secured Party enforceable in accordance with its terms;

(c)	the execution and delivery of this Security Agreement by the Debtor and the carrying out of any promises, covenants or agreements herein required does not and will not:

(i)	require the consent or waiver of any person, other than such as have been or will when required be, obtained;

(ii)	violate any contract, agreement or document to which the Debtor is a party or by which it is bound; or

(iii)	violate any statute, regulation, order, ruling or decree of any Court or governmental authority or agency by which the Debtor is bound.

ARTICLE 5

DEBTOR’S COVENANTS

5.1	General Covenants

Subject to Section 2.3, the Debtor covenants and agrees:

(a)	to deliver or cause to be delivered to the Secured Party from time to time promptly upon request such information concerning the Collateral, the Debtor and the Debtor’s business and affairs as Secured Party may reasonably request;

4

(b)	to keep proper books of account and records covering all its business and affairs, and will permit the Secured Party by its officers or authorized agents at any time to inspect such books of account and records and to take extracts therefrom;

(c)	to carry on and conduct the business of the Debtor in a proper and efficient manner and so as to protect and preserve the Collateral and to keep, in accordance with generally accepted accounting principles, consistently applied, proper books of account for the Debtor’s business;

(d)	to keep the Collateral in good order, condition and repair and not to use the Collateral in violation of the provisions of this Security Agreement of any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, by-law, rule, regulation or ordinance;

(e)	to defend the Collateral against the claims and demands of all other parties claiming the same or an interest therein;

(f)	in the event the value of the Collateral shall be materially reduced, to immediately reduce the amount of the Indebtedness by an amount determined by Secured Party;

(g)	to give prompt written notice to Secured Party of:

(i)	the details of any significant acquisition of Collateral;

(ii)	any material loss, damage to or destruction of any of the Collateral; and

(iii)	the return to or repossession by Debtor of Collateral.

5.2	Observation of Covenants by the Debtor

The Debtor will perform and observe every covenant, whether of a positive or negative nature, made by it, whether before or after this Security Agreement, in favour of the Secured Party, whether relating to monies secured by this Security Agreement or otherwise. The Debtor will also perform and observe all of its covenants and obligations to third parties who have or may acquire an interest, mortgage or charge in or over the Collateral including the Senior Creditors.

ARTICLE 6

USE AND VERIFICATION OF COLLATERAL

The Debtor may, until default, possess, operate, collect, use and enjoy and deal with Collateral in the ordinary course of Debtor’s business in any manner not inconsistent with the provisions hereof; provided always that the Secured Party shall have the right at any time and from time to time to verify the existence and state of the Collateral in any manner the Secured Party may reasonably consider appropriate.

ARTICLE 7

DEFAULT

Each and every one of the following events or conditions shall, for purposes of this Security Agreement, constitute an Event of Default:

(a)	the Debtor fails to make any payment of any amount forming part of the Indebtedness, as required under this Security Agreement or other agreement or contract evidencing the indebtedness of the Debtor, directly or indirectly, to the Secured Party, whether by acceleration or otherwise, on the due date thereof;

5

(b)	other than in respect of the Senior Creditors, if any Encumbrance affecting the Collateral becomes enforceable against the Collateral;

(c)	proceedings are taken to enforce any encumbrance on any of the property or assets of the Debtor or a Receiver, manager or trustee is appointed in respect of the business of the Debtor, by a court of competent jurisdiction, or under an agreement;

(d)	any formal or informal proceeding or any other act undertaken for the dissolution, liquidation or winding up of the business or personal affairs of the Debtor is instituted by or against the Debtor;

(e)	an order is made for the winding up of the Debtor business, a petition is filed for the winding up of the Debtor business, or a receiver of the Debtor is appointed (even though the appointment of such receiver may not have been valid);

(f)	if any execution, sequestration, extent or other process of any court becomes enforceable against the Debtor or if a distress or analogous process is levied upon the assets of the Debtor or any part thereof; and/or

(g)	the Debtor is adjudged bankrupt or becomes insolvent, a petition in bankruptcy receiving order is filed or made against the Debtor, the Debtor makes an assignment for the general benefit of creditors or applies for relief under the Companies’ Creditors Arrangement Act, or proceedings of any type are instituted in any jurisdiction in respect of the alleged insolvency or bankruptcy of the Debtor.

ARTICLE 8

ACCELERATION

In the Event of Default, the Secured Party, in its sole discretion, may without demand or notice of any kind and without any days grace being given to the Debtor, declare all or any of the Indebtedness which is not by its terms payable on demand, to be immediately due and payable, and, subject to Section 2.3, this Security Agreement will immediately become enforceable and may be enforced without the requirement of any notice of default or non-payment from the Debtor. This Article 8 does not apply to or affect any of the Indebtedness payable on demand.

ARTICLE 9

REMEDIES

9.1	Remedies

(a)	Subject to Section 2.3, upon default, the Secured Party may appoint or reappoint by instrument in writing, any person or persons, whether an officer, manager, agent or employee of the Secured Party or not, to be a receiver or receivers (hereinafter called a Receiver, which term when used herein shall include a receiver and manager) of Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his stead. Any such Receiver shall, so far as concerns responsibility for his acts, be deemed the agent of Debtor and not the Secured Party, and the Secured Party shall not be in any way responsible for any misconduct, negligence, or non-feasance on the part of any such Receiver, his servants, agents or employees. Subject to the provisions of the instrument appointing him and Section 2.3, any such Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of Debtor and to sell, lease or otherwise dispose of or concur in selling, leasing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including Debtor, enter upon, use and occupy all premises owned or occupied by Debtor wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on Debtor’s business or as security for loans or advances to enable him to carry on Debtor’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by the Secured Party, all money received from time to time by such Receiver in carrying out its appointment shall be received in trust for and paid over to Secured Party. Every such Receiver may, in the discretion of the Secured Party, be vested with all or any of the rights and powers of the Secured Party.

6

(b)	Upon default and subject to Section 2.3,, the Secured Party may, either directly or through its agents or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of Section 9.1(a).

9.2	Secured Party’s Rights and Remedies Pursuant to the PPSA

(a)	In addition to those rights granted herein and in any other agreement now or hereafter in effect between the Debtor and the Secured Party and in addition to any other rights the Secured Party may have at law or in equity, the Secured Party shall have, both before and after default, all rights and remedies of a secured party under the PPSA.

(b)	The Secured Party will give the Debtor such notice, if any, of the date, time and place of any public sale or of the date after which any private disposition of the Collateral is to be made, as may be required by the PPSA.

ARTICLE 10

COSTS AND EXPENSES

10.1	Debtor Shall Pay

The Debtor shall pay all costs, charges and expenses directly and reasonably incurred by the Secured Party (including, but without the generality of the foregoing, costs as between a solicitor and his own client on a full indemnity basis) in enforcing this Security Agreement.

10.2	All Amounts Form Part of the Indebtedness

All amounts paid by the Secured Party pursuant to Article 10 together with interest thereon shall form part of the Indebtedness and be secured.

ARTICLE 11

FURTHER ASSURANCES

The Debtor agrees to execute and deliver to the Secured Party such further assurances, and conveyances and supplemental deeds as may be necessary to properly carry out the intention of this Security Agreement.

ARTICLE 12

NOTICE

Any notice or demand required or permitted to be made or given by the Secured Party to the Debtor may be validly served by leaving the same with, or by mailing the same by prepaid registered mail to the Debtor at the address set out at the beginning of this Security Agreement (or at such other address as the Debtor may in writing notify the Secured Party of as the Debtor’s address for service under this Security Agreement) or by leaving such notice with an adult present at the address set out at the beginning of this Security Agreement, and in the case of mailing such notice or demand shall be deemed to have been received by the Debtor on the fifth business day following the date of mailing.

7

ARTICLE 13

OTHER RIGHTS OF SECURED PARTY

13.1	Remedies

The Secured Party may pursue its remedies under this Security Agreement and under any other security held by it concurrently without prejudicing one remedy to the other. The pursuance of one or more remedies will not constitute an election by the Secured Party to abandon any other remedies available to it.

13.2	Secured Party Not Obligated to Exercise or Act on Rights, etc.

Whenever the Secured Party is given the right, permission or discretion to take some step or to exercise some remedy, the Secured Party will have no obligation to exercise or act on the right, permission, discretion or to do anything whatever pursuant thereto. The Secured Party will have no liability whatsoever for choosing not to exercise or act, in whole or in part, on such right, permission, discretion or remedy.

13.3	Waiver of Breach by Secured Party

No waiver by the Secured Party of a breach by the Debtor under this Security Agreement will take effect or be binding on the Secured Party unless the same is in writing signed by the Secured Party or its authorized agent. Such waiver will apply only to the particular default waived and will not operate as a waiver of any other or future default. No delay or omission on the part of the Secured Party to exercise any right or power under this Security Agreement will impair such right or power or be considered to be a waiver or acquiescence of any default. All rights and remedies of the Secured Party granted or recognized herein are cumulative and may be exercised at any time and from time to time independently or in combination.

13.4	Extensions and Other Indulgences Granted by Secured Party

The Secured Party may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges and otherwise deal with the Debtor, debtors of the Debtor, sureties and others and with the Collateral and other security as the Secured Party may see fit without prejudice to the liability of the Debtor or the Secured Party’s right to hold and realize the Security Interest. Furthermore, the Secured Party may demand, collect and sue on the Collateral in either the Debtor’s or the Secured Party’s name, at the Secured Party’s option, and may endorse the Debtor’s name on any and all cheques, commercial paper, and any other instruments pertaining to or constituting the Collateral. Nothing contained in this Security Agreement shall in any way obligate the Secured Party to grant, continue, renew, extend time for payment of or accept anything which constitutes or would constitute the Indebtedness.

13.5	Postponement or Partial Discharge

The Secured Party may postpone or partially discharge this Security Agreement but the same will not release or discharge the Debtor from any obligation or liability to the Secured Party under this Security Agreement.

ARTICLE 14

AUTHORIZATION

Subject to Section 2.3, the Debtor authorizes the Secured Party and its solicitors and agents to register the Security Interests created by this Security Agreement, file such financing statements, financing change statements and other documents and do such acts, matters and things as the Secured Party may deem appropriate to perfect on an ongoing basis and continue the Security Interest, to protect and preserve the Collateral and to realize upon the Security Interest.

8

ARTICLE 15

GENERAL

15.1	No Merger

The taking of a judgment or judgments under any of the covenants contained in this Security Agreement will not operate as a merger of such covenants or of the Secured Party’s security by way of a charge against the Collateral, nor will it affect the Secured Party’s right to interest on the Indebtedness.

15.2	Waiver of Protest by Debtor

The Debtor waives protest of any instrument constituting the Collateral at any time held by the Secured

Party on which the Debtor is in any way liable and, subject to Section 9.2(b), notice of any other action taken by the Secured Party.

15.3	Amendments

No modification, variation or amendment of any term of this Security Agreement shall be binding or effective unless made by written agreement, executed by the Secured Party and the Debtor hereto and no waiver of any term hereof shall be binding or effective unless in writing.

15.4	Entire Security Agreement

This Security Agreement is in addition to and not in substitution for any other agreements, security or securities now or hereafter held by the Secured Party and all such other agreements, securities and the Security Interest shall remain in full force and effect until the Secured Party shall actually receive written notice of its discontinuance.

15.5	Disclosure of Information Pursuant to the PPSA

This Security Agreement and any information pertaining thereto or to the Indebtedness may be disclosed by the Secured Party as required by the PPSA.

15.6	Enurement

This Security Agreement shall enure to the benefit of the Secured Party, and shall enure to the benefit of and be binding upon the Debtor, and their respective heirs, executors, administrators, successors and assigns. In any action brought by an assignee of this Security Agreement and the Security Interest or any part thereof to enforce any rights under this Security Agreement, the Debtor shall not assert against the assignee any claim or defence which the Debtor now has or hereafter may have against the Secured Party.

15.7	Governing Law

This Security Agreement and the transactions evidenced shall be governed by and construed in accordance with the laws of the Province of Alberta as the same may from time to time be in effect, including, where applicable, the PPSA, and the Debtor irrevocably agrees that any suit or proceedings with respect to any matters arising out of or in connection with this Security Agreement may be brought in the Courts of the Province of Alberta or in any Court of competent jurisdiction, as the Secured Party may elect, and the Debtor agrees to attorn to the same.

15.8	Severability

Should any provision of this Security Agreement, in whole or in part, be or become prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction. In any such case, in lieu of the prohibited or unenforceable provision, this Security Agreement shall be applied or interpreted in a reasonable manner which so far as is legally permissible comes as close as possible to the application that the Party or Parties and the Secured Party intended or would have intended according to the sense and purpose of this Security Agreement had they known of the prohibition or unenforceability at the time of the execution of this Security Agreement.

9

15.9	Acknowledgment of Receipt of a Copy of this Security Agreement

The Debtor acknowledges receipt of a copy of this Security Agreement and waives any right it may have to receive a financing statement or financing change statement relating to it.

19.11	Counterpart Execution

This Security Agreement may be executed and delivered in one or more counterparts, including execution by electronic signature, and each counterpart execution page when so executed and delivered shall be deemed to be an original and such counterpart execution pages together shall constitute one and the same Security Agreement. Delivery by facsimile or PDF e-mail attachment shall be an accepted mode of delivery of such counterpart execution pages.

[Remainder of this page intentionally left blank; signature page follows.]

10

IN WITNESS WHEREOF the Debtor has executed this Security Agreement effective as of the date first written above.

ADVEN INDUSTRIES INC.

Per:	/s/ Yanguang Yuan
Yanguang Yuan

11

RESIGNATION

To:	The Board of Directors of AdvEn Industries Inc. (AdvEn)

The undersigned hereby resigns as a director and/or officer of AdvEn effective December 24, 2021 (the Effective Date).

Dated as of the Effective Date.

/s/ QINGTAO TAN
QINGTAO TAN

ACKNOWLEDGMENT

To:	The Board of Directors of Tangold Inc. (Tangold) and AdvEn Bitumen Innovation Inc. (Bitumen)

I hereby acknowledge and confirm that I have not held any office or directorship with Tangold and/or Bitumen at any time including for any period of time on or prior to December 24, 2021 (the Effective Date).

Dated as of the Effective Date.

/s/ QINGTAO TAN
QINGTAO TAN

STOCK TRANSFER POWER OF ATTORNEY

FOR VALUE RECEIVED the undersigned sells, assigns and transfers 1,849,500 common shares held by the undersigned in the authorized capital of AdvEn Industries Inc. (AdvEn) to Canadian Nexus Team Ventures Corp. (Buyer 1) and an additional 1,849,500 common shares held by the undersigned in the authorized capital of AdvEn to Ataraxy Holdings Corp. (Buyer 2), which securities are represented by Share Certificate No. 48 issued to the undersigned on February 15, 2021, and does hereby irrevocably constitute and appoint any director or officer of AdvEn (or lawyer at Lindsey Maccarthy LLP) as attorney to transfer the said shares on the books of AdvEn to each of Buyer 1 and Buyer 2 with full power of substitution in the premises. The aforementioned transfer of shares shall be effected on the books and records of AdvEn effective as at February 15, 2021.

JIUHUA INVESTMENT HOLDINGS COMPANY LIMITED

Per:	/s/ Jingjing Jiang
Name:	Jingjing Jiang
Title:	Director